                              PROXY INFORMATION


Shareholders of certain AIM funds have been mailed a proxy statement asking for approval for some or all of the following proposals: (1) to make investment restriction language consistent across all AIM funds; (2) to modernize policy restrictions language and update language to reflect changes in the law; (3) to change fund policy language from fundamental to nonfundamental; (4) to increase the flexibility of the fund; (5) to reorganize certain groups of funds from a Maryland corporation to a Delaware business trust organization; (6) to approve a new advisory agreement; and, (7) to combine certain funds and transfer assets and liabilities. The proxy statement for each AIM fund contains disclosure information about the proposals for which votes are being solicited.

Please select one of the funds from the menu below to read answers to common questions regarding your fund's proxy vote, to view Prospectuses and to access the Annual Reports.

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WAYS TO VOTE

You may cast your vote by any of the following methods.

BY INTERNET

[COMPUTER GRAPHIC]  ONLINE PROXY VOTING.
                    https://www.proxycard.com/aim2000 to vote with respect to the May 3, 2000 Shareholder Meeting for which certain proposals of some funds have been adjourned to May 31, 2000 and now June 16, 2000.

                    Enter the 12-digit control number listed on the proxy card you received in the mail, then follow the instructions on the website.

BY MAIL

[MAILBOX GRAPHIC]   Complete and sign the proxy card and return it in the
                    postage-paid envelope provided in the shareholder mailing.

BY TELEPHONE

[TELEPHONE GRAPHIC] Call the toll free number 1-800-605-9205.

                    Enter the 12-digit control number listed on the proxy card, then follow the recorded instructions.

However you choose to vote, it is important that you vote now to save the expense of additional solicitations.

IF YOU HAVE ANY QUESTIONS...

If you have any questions on the proxy or the voting process, please contact your financial consultant or call AIM toll-free at 1-800-454-0327 any business day between 7:30 a.m. and 5:30 p.m. Central time.

If we have not received your proxy card before the date of the shareholder meeting for your fund, a representative from our proxy solicitation firm, Shareholder Communications Corporation, may contact you to remind you to exercise your right to vote.


(C) 2000 A I M Management Group Inc. All Rights Reserved. Important Legal Information.